Exhibit 99.1

Thursday January 23, 2014
FOR IMMEDIATE RELEASE

Washington Federal Announces the
Acquisition of 23 Branches in Arizona and Nevada

SEATTLE, WASHINGTON - Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, today announced that Washington Federal has entered into an agreement with Bank of America to acquire 23 retail branches located in Arizona and Nevada. Washington Federal anticipates receiving approximately $610 million of deposits and $4 million of loans from the transaction. Subject to regulatory approval from the Office of the Comptroller of the Currency (OCC) and the satisfaction of customary closing conditions, the transaction is expected to close in the second calendar quarter of 2014. Additional details can be found in a Deposit Acquisition Summary in the Investor Relations section of Washington Federal’s website at www.washingtonfederal.com.

Chairman, President & CEO Roy M. Whitehead commented, “We enthusiastically welcome all new employees and customers joining us by virtue of this agreement. When completed, the transaction will represent a significant enhancement of our branch network in Arizona and Nevada. All employees from the acquired branches will be offered employment with Washington Federal and every effort will be made to minimize disruptions to customer banking routines at those locations. Existing clients will benefit from the added convenience of 23 new banking locations. This transaction will improve the Company’s deposit mix and reduce overall funding costs.”
Washington Federal, with headquarters in Seattle, Washington, has 235 branches in eight western states. Once the transaction is complete the number of branches will increase to 258.

To find out more about Washington Federal, please visit our website. Washington Federal uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

# # #

Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Cathy Cooper, SVP Marketing Communications
206-777-8246
cathy.cooper@wafd.com

2